As filed with the Securities and Exchange Commission on September 28, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLO RALPH LAUREN CORPORATION
(Exact name of registrant as specified in its charter)
Delaware		13-2622036
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
650 Madison Avenue
New York, New York  10022
(Address, including zip code, of principal executive offices)

Polo Ralph Lauren Corporation
2010 Long-Term Stock Incentive Plan
(Full title of the plan)

Avery S. Fischer, Esq.
Senior Vice President and General Counsel
Polo Ralph Lauren Corporation
650 Madison Avenue
New York, New York  10022
212-318-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A Common Stock, par value $0.01 per share	4,362,518	$86.80	$378,666,563	$26,999

(1)
4,362,518 shares of Class A Common Stock under the 2010 Long-Term Stock Incentive Plan (the “Plan”) are being registered in this Registration Statement, including 1,362,518 shares of Class A Common Stock previously authorized under the Registrant’s 1997 Long-Term Stock Incentive Plan (the “1997 Plan”) and registered on the Registrant’s Registration Statement on Form S-8

originally filed with the Securities and Exchange Commission on March 14, 2007, plus, in accordance with Rule 416 under the Securities Act of 1933, as amended, such additional shares of Class A Common Stock as may be issuable pursuant to adjustments for dividends, splits, combinations or other changes or recapitalizations or similar transactions.  Additionally, this Registration Statement shall also cover any shares previously registered with the Registrant’s Registration Statements on Form S-8 originally filed with the Securities and Exchange Commission on June 12, 1997, September 28, 2000 and March 14, 2007, in connection with the 1997 Plan that become available for awards under the Plan as a result of forfeiture, expiration or termination of awards previously granted under the 1997 Plan.

(2)	The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on September 23, 2010.

(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

(4)
Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee is being offset by $3,576.00 of filing fees that were previously paid with respect to 1,362,518 shares of the Class A Common Stock registered on the Registrant’s Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission on March 14, 2007 (No. 333-141298), which the Registrant has de-registered by post-effective amendment dated September 28, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to all participants under the 2010 Long-Term Stock Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act as set forth in Rule 428(a)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Polo Ralph Lauren Corporation (the “Company”) with the Commission are incorporated herein by reference:

1.    The Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010 (filed on June 2, 2010).

2.    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2010 (filed August 10, 2010).

3.    The Company’s Current Reports on Form 8-K (filed on May 19, 2010, June 16, 2010, July 21, 2010, August 4, 2010 and August 10, 2010, in each case to the extent filed and not furnished).

4.    The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (filed on June 5, 1997).

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

  Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

  Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter in any such action, suit or proceeding, Section 145 requires that such person be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Article Six of the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Seven of the Company’s Amended and Restated Certificate of Incorporation and Article Eight of the Company’s Second Amended and Restated By-Laws require indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145.

The Company has entered into indemnification agreements with directors and certain officers of the Company indemnifying them against liability they may incur in their capacities as such and providing for advancement of defense expenses (including legal fees).  The indemnification agreements do not provide indemnification to the extent that the indemnitee has actually received indemnification payments pursuant to the Company’s Amended and Restated Certificate of Incorporation, its directors’ and officers’ liability insurance, or otherwise.  Additionally, the indemnification agreements do not provide indemnification against claims (i) based upon or attributable to the indemnitee gaining in fact any personal profit or advantage to which he or she is not entitled; (ii) for the return by the indemnitee of any remuneration paid to him or her without the previous approval of the stockholders of the Company which is illegal; (iii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law; (iv) for any liability resulting from the indemnitee's knowingly fraudulent, dishonest or willful misconduct; or (v) for any amount, the payment of which is not permitted by applicable law.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel, if such a quorum of disinterested directors is not obtainable or if the quorum of disinterested directors so directs; (iii) a majority of the shares present and voting, so long as a quorum is present; or (iv) a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements), the indemnitee may provide that all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld.  In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

In addition, pursuant to his employment agreement, the Company has agreed to indemnify Mr. Ralph Lauren, our Chairman and Chief Executive Officer, against damages and expenses (including legal fees) incurred in his capacity as an officer or director of the Company and its affiliates (including any predecessor entities), and has agreed to maintain customary directors’ and officers’ liability insurance for Mr. Lauren’s benefit.

The preceding discussion of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Second Amended and Restated By-Laws, each previously filed with the Commission, and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and Section 145 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-24733)).

4.2
Second Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarterly period ended September 29, 2007 (filed November 8, 2007)).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

10.1
Polo Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan (incorporated herein by reference to Appendix B to the Company’s Definitive 2010 Proxy Statement filed on July 1, 2010 (SEC file no. 001-13057)).

23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Deloitte & Touche LLP.*

* Filed herewith

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation or by-laws, by contract, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2010.

POLO RALPH LAUREN CORPORATION

By:	/s/ Tracey T. Travis
Name: Tracey T. Travis
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 28, 2010.

Signature	Title

/s/ Ralph Lauren Ralph Lauren	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Roger N. Farah Roger N. Farah	President, Chief Operating Officer and Director

/s/ Jackwyn L. Nemerov Jackwyn L. Nemerov	Executive Vice President and Director

/s/ Tracey T. Travis Tracey T. Travis	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John R. Alchin John R. Alchin	Director

/s/ Arnold H. Aronson Arnold H. Aronson	Director

/s/ Frank A. Bennack, Jr. Frank A. Bennack, Jr.	Director

/s/ Dr. Joyce F. Brown Dr. Joyce F. Brown	Director

/s/ Joel L. Fleishman Joel L. Fleishman	Director

/s/ Hubert Joly Hubert Joly	Director

/s/ Steven P. Murphy Steven P. Murphy	Director

/s/ Robert C. Wright Robert C. Wright	Director

EXHIBIT INDEX

EXHIBIT                      DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-24733)).

4.2
Second Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarterly period ended September 29, 2007 (filed November 8, 2007)).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

10.1
Polo Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan (incorporated herein by reference to Appendix B to the Company’s Definitive 2010 Proxy Statement
filed on July 1, 2010 (SEC file no. 001-13057)).

23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Deloitte & Touche LLP.*

*Filed herewith.